UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Harman International Industries, Incorporated
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HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED 1101 Pennsylvania Avenue, N.W., Suite 1010 Washington, D.C. 20004

October 29, 2007

Dear Harman International Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Harman International Industries, Incorporated. The meeting will be held on Monday, December 17, 2007, beginning at 11:00 a.m. at the JPMorgan Chase Building, 270 Park Avenue, New York, New York. Information about the meeting, the nominees for election as directors and other action to be taken is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

At the meeting, management will also report on the Company’s operations during fiscal 2007 and comment on the Company’s outlook for the current fiscal year. The report will be followed by a question and answer period.

It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and promptly return the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

We look forward to seeing you on December 17th.

Sincerely,

Sidney Harman
Executive Chairman

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on December 17, 2007

The 2007 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the “Company”) will be held at the JPMorgan Chase Building, 270 Park Avenue, New York, New York, on December 17, 2007, beginning at 11:00 a.m. The meeting will be held for the following purposes:

(1)	to elect two directors to serve until the 2010 Annual Meeting of Stockholders;

(2)	to consider and take action upon a proposal to approve the 2007 Key Executive Officers Bonus Plan; and

(3) to transact other business that properly comes before the meeting.

Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record as of the close of business on October 25, 2007 are entitled to notice of, and to vote at, the meeting.

If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company’s Annual Report for fiscal 2007.

By Order of the Board of Directors,

Edwin C. Summers
Secretary

Washington, D.C.
October 29, 2007

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card in the enclosed postage prepaid envelope or by using the telephone or Internet voting procedures described on the proxy card.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
1101 Pennsylvania Avenue, N.W.
Suite 1010
Washington, D.C. 20004

PROXY STATEMENT

This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Harman International Industries, Incorporated (the “Company”) for use at the Company’s 2007 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Meeting”). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about October 31, 2007.

Holders of record of the Company’s common stock (“Common Stock”) as of the close of business on October 25, 2007 are entitled to vote at the Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held. On October 25, 2007, there were 65,250,651 shares of Common Stock outstanding.

You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card in the enclosed envelope;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for both nominees, withhold your vote for both nominees, or withhold your vote as to a specific nominee. If a properly executed proxy does not provide instructions, the shares of Common Stock represented by your proxy will be voted:

•	FOR the election of each of the two director nominees to serve until the Company’s 2010 Annual Meeting of Stockholders;

•	FOR approval of the 2007 Key Executive Officers Bonus Plan; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Meeting.

A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting.

The Company’s majority voting policy requires any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” his or her election to tender his or her resignation promptly following the certification of the election results. The Nominating and Governance Committee of the Board will consider all of the relevant facts and circumstances and make a recommendation to the Board with respect to whether to accept the resignation. Within 90 days, the Board is required to take action with respect to the recommendation and to publicly disclose its decision by issuing a press release. The majority voting policy is more fully described in “The Board, Its Committees and Its Compensation — Majority Voting Policy.”

Those who fail to return a proxy or attend the Meeting will not count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the Meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists, but will have no effect on the outcome of the election of our directors. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

The Company is soliciting your proxy and will pay the cost of preparing and mailing this Proxy Statement and the enclosed proxy card. The Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies for the Meeting. For these services, the Company will pay Mellon $8,500 and will reimburse Mellon for out-of-pocket expenses. Additionally, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Meeting, two directors will be elected to serve three-year terms expiring at the 2010 Annual Meeting of Stockholders. This section contains information relating to the two director nominees and the directors whose terms of office extend beyond the Meeting. The nominees for election are Ann McLaughlin Korologos and Dr. Harald Einsmann, each of whom is currently a director. Dr. Einsmann was appointed a director of the Company on October 26, 2007. He was recommended to the Nominating and Governance Committee by Edward H. Meyer, a director of the Company.

The Board expects that the nominees will be available for election at the time of the Meeting. If, for any reason, a nominee should become unavailable for election, the shares of Common Stock voted FOR that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors or allows that nominee’s director position to remain vacant until a qualified nominee is identified.

Under Delaware law and our Bylaws, a plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular Board position is elected for that position. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

Our majority voting policy requires, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” to promptly tender his or her resignation following certification of the election results. The Nominating and Governance Committee will promptly consider the resignation and a range of possible responses based on the circumstances that led stockholders to withhold votes, if known, and make a recommendation to the Board. The Board will act on the Committee’s recommendation within 90 days following certification of the results of the election.

The Board recommends a vote FOR election of each of the nominees.

Nominees to be Elected at the Meeting

Ann McLaughlin Korologos, age 65, has been a director of the Company since 1995. She served as Secretary of Labor of the United States from 1987 until 1989. Ms. Korologos is a director of AMR Corporation (and its subsidiary, American Airlines, Inc.), Host Hotels & Resorts, Inc., Kellogg Company and Vulcan Materials Company, a provider of construction aggregates. In April 2004, Ms. Korologos was elected Chairman of the RAND Corporation Board of Trustees. She is also a Chairman Emeritus of the Aspen Institute and previously served as a Senior Advisor to Benedetto, Gartland & Company, Inc. from 1996 to 2005.

Dr. Harald Einsmann, age 73, was appointed a director of the Company on October 26, 2007. Dr. Einsmann currently serves as a director of Tesco Plc, the Carlson Group, a provider of business and leisure travel, hotel, restaurant, cruise and marketing services, Checkpoint Systems, Inc., a provider of integrated system solutions for retail security, labeling, and merchandising, and Rezidor Hotel Group in Scandinavia. From 2000 to 2006, Dr. Einsmann served as an Operating Partner and a member of the Board of Directors/Investment Committee of EQT, a leading European Private Equity Group sponsored by the Wallenberg group of Scandinavia. Prior to joining EQT, Dr. Einsmann held senior management positions, as well as a seat on the Worldwide Board at The Procter & Gamble Company.

Directors Whose Terms Extend Beyond the Meeting

Sidney Harman, age 89, has been Executive Chairman of the Company since July 2000 and has served as Chairman of the Board and as a director of the Company since the Company’s founding in 1980. Dr. Harman has informed the Board that he will forego the title of Executive Chairman effective as of the Meeting. He will continue as the Chairman of the Board. Dr. Harman served as Chief Executive Officer of the Company from 1980 to 1998 and from January 1, 2007 to June 30, 2007. Dr. Harman served as Deputy Secretary of Commerce of the United States from 1977 through 1978. His current term as a director expires at the 2008 Annual Meeting of Stockholders.

Shirley Mount Hufstedler, age 82, has been a director of the Company since September 1986. Ms. Hufstedler has been in private law practice for more than 25 years. Since 1995, she has been with the law firm of Morrison & Foerster LLP. From 1981 to 1995, Ms. Hufstedler was with the firm of Hufstedler & Kaus. She served as Secretary of Education of the United States from 1979 to 1981 and as a judge on the United States Court of Appeals for the Ninth Circuit from 1968 to 1979. Ms. Hufstedler is Director Emeritus of Hewlett-Packard Company. Her current term as a director expires at the 2008 Annual Meeting of Stockholders.

Edward H. Meyer, age 80, has been a director of the Company since 1990. Mr. Meyer has served as Chairman, Chief Executive Officer and Chief Investment Officer of Ocean Road Advisors, Inc., an investment management company, since January 2007. Mr. Meyer also served as Chairman, Chief Executive Officer and President of Grey Global Group, Inc., from 1970 to 2006. Mr. Meyer also serves as a director of Ethan Allen Interiors Inc, NRDC Acquisition Corp., and National CineMedia, Inc. His current term as a director expires at the 2009 Annual Meeting of Stockholders.

Dinesh Paliwal, age 49, was elected as a director of the Company on August 13, 2007. He began serving as President, Chief Executive Officer and Vice Chairman on July 1, 2007. Prior to joining the Company, Mr. Paliwal served as President of Global Markets and Technology of ABB Ltd from January 2006 until June 2007 and he served as President and CEO of ABB North America from January 2004 until June 2007. He was President and CEO of ABB Automation from October 2002 to December 2005. Mr. Paliwal is a director of Embarq Corporation, a provider of communication services. His current term as a director expires at the 2009 Annual Meeting of Stockholders.

Mr. Brian F. Carroll, age 36, was appointed a director of the Company on October 26, 2007. Mr. Carroll has been a member of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) since January 2006 and before that, an executive of KKR since July 1999. In addition, Mr. Carroll was an executive at KKR from 1995 to 1997, at which time he left KKR to attend business school at Stanford University. Prior to joining KKR in 1995, Mr. Carroll was with Donaldson, Lufkin & Jenrette. Mr. Carroll is also a member of the board of directors of Rockwood Specialties Group, Inc. and Sealy Corporation. His current term as a director expires at the 2008 Annual Meeting of Stockholders.

PROPOSAL NO. 2
APPROVAL OF THE 2007 KEY EXECUTIVE OFFICERS BONUS PLAN

The Board believes that the Company’s ability to attract and retain key executives is significantly strengthened by its ability to offer an incentive bonus plan. In November 2002, the stockholders approved the Company’s 2002 Key Executive Officers Bonus Plan (“2002 Plan”), which expires on November 8, 2007. In October 2007, the Board approved the Company’s 2007 Key Executive Officers Bonus Plan (“2007 Plan”) that amends and restates the 2002 Plan. The Board adopted the 2007 Plan upon the recommendation of the Compensation and Option Committee, subject to stockholder approval.

You are being asked to approve the 2007 Plan. You should read and understand the terms of the 2007 Plan before you vote. A summary of the 2007 Plan appears below and the full text of the 2007 Plan is attached to this Proxy Statement as Appendix A. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting will be required to approve the 2007 Plan.

The Board Recommends a Vote FOR Approval of the 2007 Plan.

2007 Plan Summary

This summary of the 2007 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the 2007 Plan, which is attached to this Proxy Statement as Appendix A.

Administration.  The 2007 Plan will be administered by a committee with full authority to interpret and oversee the operation of the 2007 Plan. The plan committee will be the Compensation and Option Committee or any other committee appointed by the Board. The plan committee will in any event be comprised of not fewer than two directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and the applicable Treasury regulations.

Eligibility.  The Company’s Chief Executive Officer and any other officer of the Company designated by the plan committee will be eligible to receive an award under the 2007 Plan. Currently, there are four individuals who are designated as eligible to receive awards under the 2007 Plan.

Goals and Awards.  No later than September 28 of each fiscal year, the plan committee will meet to establish a return on stockholder equity goal for the fiscal year and the maximum cash award payable to each plan participant if that goal is met. Cash awards paid under the 2007 Plan to a plan participant shall not exceed $3,000,000 during any fiscal year.

After the end of each fiscal year, the plan committee will meet to determine whether the return on stockholder equity goal for the fiscal year was met. If the goal was met, the plan committee will establish the amount of the cash award to be paid to each plan participant, exercising discretion only to decrease the award amount.

All awards under the 2007 Plan shall be null and void if the 2007 Plan is not approved by the Company’s stockholders.

Change in Control.  In the event of a change in control of the Company, each plan participant shall be entitled to the award amount for that fiscal year without proration or any other reduction, provided that he or she is employed by the Company at the time of the change in control or, if the plan participant is no longer employed by the Company, the plan participant’s employment is terminated after commencement of discussions that resulted in a change of control of the Company but within 180 days prior to the change in control.

Term.  If the stockholders approve the 2007 Plan, it will become effective as of July 1, 2007 and shall remain effective until five years after the date approved by the stockholders.

Tax Deductibility of Awards.  The Company intends for awards made under the 2007 Plan to constitute “performance-based” compensation as defined in Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a corporation’s top executives, but does not include performance-based compensation in determining whether the $1,000,000 threshold has been exceeded.

2007 Plan Benefits

Under the 2007 Plan, the plan committee will establish a return on stockholder equity goal at the beginning of each fiscal year and the maximum amount of a cash award that is payable to each plan participant if the goal is met. At the end of each fiscal year, the plan committee will determine whether the goal was met and, if so, the amount of the cash award to be paid to each plan participant. Therefore, the dollar value of awards under the 2007 Plan that will be received by or allocated to any person or group, or in the aggregate, is not determinable.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board of Directors

The Board currently consists of seven directors. Five of the directors are independent directors and two directors are members of the Company’s senior management. Each of the Company’s non-management directors meets the qualifications for independence under the listing standards of the New York Stock Exchange.

Director Compensation

Cash Compensation

For services rendered during fiscal 2007, non-management directors received an annual retainer fee of $60,000, plus $1,500 for each committee meeting attended on a day other than the day of a Board meeting. We do not pay fees to directors who are officers of the Company or its subsidiaries. The Company reimburses all directors for expenses incurred in attending Board and committee meetings.

Equity-Based Compensation

Under the 2002 Stock Option and Incentive Plan, each non-management director received an option to purchase 5,000 shares of Common Stock on the date of our 2006 Annual Meeting of Stockholders. The exercise price of the options was the fair market value of the shares of Common Stock on the date of grant. Each option vests at a rate of 20% per year and expires 10 years after the date of grant.

The following table sets forth compensation earned by each of our non-management directors for his or her service as a director during fiscal 2007.

	Fees Earned or	Option
Name	Paid in Cash(1)	Awards(2)	Total

Shirley M. Hufstedler	$188,000	$336,622	$524,622
Ann M. Korologos	194,000	336,622	530,622
Edward H. Meyer	219,000	336,622	555,622
Stanley Weiss	21,500	276,608	298,108

(1)	Includes annual retainer and meeting attendance fees paid to each non-management director for his or her service as a director during fiscal 2007. Our Board established a special committee of independent directors to consider, negotiate and take other actions it deemed appropriate with respect to a potential transaction with Kohlberg Kravis Roberts & Co. L.P. or a third party. Includes fees our non-management directors will receive for their service on this special committee as follows: Mr. Meyer ($150,000), Ms. Hufstedler ($125,000) and Ms. Korologos ($125,000).

(2)	On November 2, 2006, each non-management director, other than Mr. Weiss, was granted 5,000 stock options. The grant date fair value of each award, calculated in accordance with FAS 123R, was $221,214. The amounts shown represent the expense recognized for financial statement purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123R, with respect to stock options awarded to our non-management directors. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. See Note 11, Stock Option and Incentive Plan, to our consolidated financial statements for information regarding the assumptions made in determining these values. As of June 30, 2007, the number of outstanding options held by each of our then-current non-management directors was as follows: Ms. Hufstedler (94,000 shares), Ms. Korologos (83,600 shares) and Mr. Meyer (94,000 shares).

Corporate Governance

The Board and senior management believe that one of their primary responsibilities is to promote a culture of ethical behavior throughout the Company by setting examples and by displaying a sustained commitment to instilling and maintaining deeply ingrained principles of honesty and decency. Consistent with these principles the Company has, among other things, adopted:

•	written charters for our Audit Committee, Compensation and Option Committee and Nominating and Governance Committee;

•	Corporate Governance Guidelines that describe the principles under which the Board operates;

•	a Code of Ethics for Senior Executive and Financial Officers and Directors and a Code of Business Conduct applicable to all employees; and

•	a Board Policy that requires directors to submit their resignation if they do not receive a majority of votes “for” their election.

The committee charters, corporate governance guidelines, ethics codes and majority voting policy are available on the Company’s website (www.harman.com) in the Corporate Governance section of the Investor Information page. Copies of these documents are also available upon written request to the Company’s Secretary. The Company will post information regarding any amendment to, or waiver from, its Code of Ethics for Senior Executive and Financial Officers and Directors on its website under the Corporate Governance section of the Investor Information page.

The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board expects to adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new requirements of the Securities and Exchange Commission (the “Commission”) or the New York Stock Exchange.

Director Independence

As part of the Company’s Corporate Governance Guidelines, the Board has established a policy requiring a majority of the members of the Board to be independent. The Board has also adopted a policy establishing independence standards to assist the Board in determining the independence of the non-management directors. Those standards reflect, among other things, the requirements under the listing standards of the New York Stock Exchange. The independence standards for non-management directors are attached to this proxy statement as Appendix B.

The Board has determined that each of the current non-management directors, Mr. Carroll, Dr. Einsmann, Ms. Hufstedler, Ms. Korologos and Mr. Meyer, is independent of the Company and its management within the meaning of the New York Stock Exchange listing standards and satisfies the Company’s independence standards.

Majority Voting Policy

Under our majority voting policy, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” his or her election will, promptly following the certification of the stockholder vote, tender his or her written resignation to the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will consider the resignation and will make a recommendation to the Board concerning whether to accept or reject it.

In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors it considers relevant, which may include:

•	the stated reason or reasons why stockholders who cast withhold votes for the director did so;

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in the Company’s best interests and the best interests of the stockholders.

The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate, which may include:

•	acceptance of the resignation;

•	rejection of the resignation; or

•	rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance Committee to have substantially resulted in the withheld votes.

Under our majority voting policy, the Board will take formal action on the recommendation no later than 90 days following the certification of the results of the stockholders’ meeting. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Governance Committee and any additional information that the Board considers relevant. The Company will publicly disclose the Board’s decision promptly after the decision is made in a press release. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Board of Directors, c/o Harman International Industries, Incorporated, 8500 Balboa Boulevard, Northridge, California 91329, Attn: General Counsel. The mailing envelope should also clearly indicate whether the communication is intended for the Board, the non-management directors or a specific director. The General Counsel or the Internal Auditor will review all these communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Board Meetings

The Board held eleven meetings during fiscal 2007. Each director attended at least 75% of the Board meetings held during the period he or she was a director in fiscal 2007, other than Mr. Weiss who attended one of two Board meetings before his retirement as a director in November 2006 and Ms. Hufstedler who attended eight of eleven meetings. Each director attended at least 75% of the meetings of the committees on which he or she served held during the period he or she was a director in fiscal 2007, other than Mr. Weiss who attended one of two meetings held by the Nominating and Governance Committee and two of three meetings held by the Audit Committee before his retirement as a director in November 2006; Ms. Hufstedler who attended five of seven meetings held by the Audit Committee and two of six meetings held by the Compensation and Option Committee; and Mr. Meyer who attended one of two meetings held by the Nominating and Governance Committee.

The Board has established a policy that the non-management directors meet in executive session, without members of the Company’s management present, at each regularly scheduled meeting of the full Board. These executive sessions are chaired by the non-management directors on a rotating basis.

Annual Meetings of Stockholders

As part of the Company’s Corporate Governance Guidelines, the Board has adopted a policy that each director is expected to make reasonable efforts to attend stockholders meetings. All Board members who were directors at the time of the meeting, other than Mr. Meyer, attended the Company’s 2006 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee currently consists of Ms. Hufstedler (Chairwoman), Ms. Korologos and Mr. Meyer. During fiscal 2007, the Audit Committee held seven meetings. The Board has determined that each of the members of the Audit Committee is independent under the New York Stock Exchange listing standards and each is financially literate and experienced in financial matters. The Board has also determined that Ms. Hufstedler is an “audit committee financial expert” within the meaning of applicable Commission regulations. In making its determination, the Board considered Ms. Hufstedler’s knowledge of, and experience with, financial and accounting matters gained through serving as Chair of the Company’s Audit Committee and as a member of boards and audit committees of other public companies, as well as her experience in such matters as a practicing attorney, as a judge in both California state courts and the U.S. Court of Appeals, and as Secretary of Education.

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, focusing on the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditor and the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s primary responsibilities include:

•	acting as the direct contact with the Company’s independent auditor, who is ultimately accountable to the Audit Committee and the Board;

•	appointing the independent auditor, setting the terms of compensation and retention for the independent auditor and overseeing the work of the independent auditor;

•	pre-approving all audit and non-audit services provided to the Company by the independent auditor, except for items exempt from pre-approval requirements under applicable law; and

•	acting in respect of all other matters as to which Audit Committee action is required by law or New York Stock Exchange listing standards.

The Audit Committee’s responsibilities and key practices are more fully described in its written charter. A report of the Audit Committee appears on page 41 of this Proxy Statement.

Compensation and Option Committee

The Compensation and Option Committee currently consists of Mr. Meyer (Chairman), Ms. Hufstedler and Ms. Korologos. During fiscal 2007, the Compensation and Option Committee held six meetings. Each of the members of the Compensation and Option Committee is independent under the New York Stock Exchange listing standards.

The Compensation and Option Committee assists the Board in overseeing executive compensation and administers the Company’s executive bonus, option and incentive, deferred compensation and retirement plans. The Compensation and Option Committee’s primary responsibilities include:

•	evaluating the performance of and establishing compensation for the Company’s Executive Chairman and Chief Executive Officer;

•	establishing compensation levels for the Company’s directors and executive officers and reviewing executive compensation matters generally;

•	making recommendations to the Board with respect to approval and adoption of all cash and equity based incentive plans;

•	reviewing and approving the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	approving awards of options, restricted stock, restricted stock units and other equity rights to executive officers.

The Compensation and Option Committee’s responsibilities and key practices are discussed more fully in its charter. A report of the Compensation and Option Committee appears on page 41 of this Proxy Statement.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Ms. Korologos (Chairwoman), Ms. Hufstedler and Mr. Meyer. During fiscal 2007, the Nominating and Governance Committee held two meetings. Each of the members of the Nominating and Governance Committee is independent under the New York Stock Exchange listing standards.

The Nominating and Governance Committee assists the Board in carrying out its oversight responsibilities relating to the composition of the Board and certain corporate governance matters. The Nominating and Governance Committee’s primary responsibilities include considering and making recommendations to the Board with respect to:

•	nominees for election to the Board consistent with criteria approved by the Board or the Nominating and Governance Committee, including director candidates submitted by the Company’s stockholders; and

•	the Company’s codes of conduct and corporate governance policies, and overseeing the evaluation of the performance of the Board and the Company’s management against these policies.

The Nominating and Governance Committee’s responsibilities and key practices are more fully described in its charter.

Director Nominees.  The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Committee may consider candidates recommended by the Company’s directors, members of management, professional search firms or stockholders. These candidates may be considered at any point during the year.

Qualifications.  In evaluating nominees for election as a director, the Nominating and Governance Committee considers a number of factors, including the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community and otherwise;

•	reputation in a particular field or area of expertise;

•	current knowledge and contacts in the markets in which the Company does business and in the Company’s industry and other industries relevant to the Company’s business;

•	the ability and willingness to participate fully in board activities, including attendance at, and active participation in, meetings of the board and its committees;

•	the skills and personality of the nominee and how the Nominating and Governance Committee perceives the nominee will fit with the existing directors and other nominees in maintaining a Board that is collegial and responsive to the needs of the Company and its stockholders;

•	the willingness to represent the best interests of all of the Company’s stockholders and not just one particular constituency; and

•	diversity of viewpoints, background and experience, compared to those of existing directors and other nominees.

The Nominating and Governance Committee will also consider other criteria for director candidates included in the Company’s Corporate Governance Guidelines or as may be established from time to time by the Board.

Stockholder Recommendations.  The Nominating and Governance Committee will evaluate director candidates recommended by a stockholder in the same manner as candidates otherwise identified by the Nominating and Governance Committee. The Company has never received any recommendations for director candidates from stockholders. In considering director candidates recommended by stockholders, the Nominating and Governance Committee will also take into account such factors as it considers relevant, including the length of time that the submitting stockholder has been a stockholder of the Company and the aggregate amount of the submitting stockholder’s investment in the Company.

Stockholders may recommend candidates at any time, but to be considered by the Nominating and Governance Committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days before the first anniversary of the date of the proxy statement mailed to stockholders in connection with the previous year’s annual meeting. A stockholder’s notice must contain the following:

•	the name of the director candidate, the name of the stockholder recommending the director candidate for consideration, and the written consent of the director candidate and stockholder to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and serve as a member of the Board if nominated and elected;

•	a written statement by the director candidate and the recommending stockholder agreeing to make available to the Nominating and Governance Committee all information reasonably requested in connection with the Nominating and Governance Committee’s consideration of the director candidate; and

•	the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of Common Stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors, the Commission regulations and the New York Stock Exchange listing standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Harman International Industries, Incorporated, 8500 Balboa Boulevard, Northridge, California 91329, Attn: Corporate Secretary (Nominating and Governance Committee Communication / Director Candidate Recommendation).

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

The Company’s executive compensation program is intended to attract, retain and motivate the key people necessary to lead the Company to achieve its strategic objective of increased stockholder value over the long term, reflecting the Compensation and Option Committee’s belief that executive compensation should seek to align the interests of the Company’s executives with those of our stockholders. In establishing compensation, the committee seeks to provide our executive officers with a competitive total compensation package.

Compensation and Option Committee

Our executive compensation program is designed and implemented under the direction of our Compensation and Option Committee, which is comprised solely of independent directors. The committee is authorized to retain advisors with respect to compensation matters. The committee periodically consults with outside advisors, and uses survey data provided by compensation consultants, in connection with its decisions with respect to executive compensation matters.

Executive Compensation Programs and Policies

The components of our executive compensation program provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term equity incentive compensation;

•	severance and change-in-control arrangements; and

•	employee benefits and other perquisites.

Base Salary

The base salary for each of our executive officers represents the fixed portion of their total compensation. Base salaries are determined on the basis of management responsibilities, level of experience and tenure with our Company, as well as internal and market comparisons, including surveys furnished from time to time by outside compensation consulting firms concerning practices of other companies, primarily companies engaged in electronics and manufacturing industries, with revenues comparable to the Company. In setting base salaries for executive officers, the committee seeks to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies.

At the request of the committee, Dr. Sidney Harman, our Executive Chairman, makes annual recommendations with respect to changes in base salary for our executive officers. Neither Dr. Harman nor any other executive officer participates in the committee’s decisions regarding the base salaries of our executive officers.

Annual Incentive Compensation

The Company maintains annual incentive compensation programs for its executive officers and other key employees that provide for awards in the form of cash bonuses.

The Company’s 2002 Key Executive Officers Bonus Plan, or the 2002 Plan, is the company’s annual incentive program for its most senior executive officers. The 2002 Plan was approved by the Company’s stockholders at its annual meeting in 2002. Awards payable under the 2002 Plan are intended to qualify as “performance-based compensation” for federal income tax purposes. The 2002 Plan will expire on November 8, 2007. You are being asked to approve the 2007 Plan that amends and restates the 2002 Plan. If the 2007 Plan is not approved, annual incentive compensation awards for senior executives will not qualify as performance-based compensation for federal income tax purposes.

Under the 2002 Plan, the Company’s Executive Chairman, Chief Executive Officer, Chief Financial Officer and any other executive officer designated by the committee are eligible to receive awards. Under this plan, each year the committee establishes a return on stockholder equity goal for the fiscal year and a maximum cash award payable to each plan participant if that goal is met. Annual cash awards payable to any plan participant under the 2002 Plan cannot exceed $2 million. The compensation committee maintains discretion under the 2002 Plan to decrease the amount paid to any participant in the 2002 Plan.

The Company also maintains a separate annual incentive program for executive officers, as well as other key employees, that do not participate in the 2002 Plan. Under this management incentive program, or MIP, executive officers are eligible to receive a cash bonus expressed as a percentage of base salary, generally 25% to 45%. In order to receive an award under the MIP, the executive’s business unit must achieve preestablished performance targets for operating income and working capital. These targets are established by reference to the Company’s internal business plan. In addition, plan participants are evaluated based upon performance against individual objectives. Performance against these objectives is a multiplier of the award, ranging from zero to 120%. The bonus award payable to any MIP participant cannot exceed 150% of the plan participant’s target bonus. The committee retains the authority to award discretionary cash bonuses to executives that participate in the MIP under circumstances in which the performance targets are not met in a fiscal year.

The Compensation and Option Committee believes annual incentive compensation is a key element of the total compensation of each executive officer. The committee also believes that as an executive progresses to greater levels of responsibility within the Company, the annual incentive award opportunity should represent an increasing portion of the executive’s potential annual compensation. Further, the committee believes that placing a significant portion of executive compensation at risk each year, subject to the Company’s results and individual performance, appropriately motivates executives to achieve the Company’s financial and other objectives thereby enhancing stockholder value, and also assists the Company in attracting and retaining executive officers and other key employees.

The committee has not adopted a formal policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. While not anticipated, the committee would expect to consider any restatement in establishing incentive and other compensation awards for executives in future periods.

Long-Term Equity Incentive Compensation

The Company’s equity incentive plans are administered by the Compensation and Option Committee and are designed to provide incentive compensation to executive officers and other key employees, principally in the form of stock options, and to a lesser extent, restricted stock and restricted stock units. The grants are designed to align the interests of management with those of our stockholders and are intended as a long-term incentive for future performance.

In general, the committee considers equity awards for the Company’s most senior executive officers annually. Equity awards to other executive officers and key employees are generally considered every 18 months. All stock option awards under these equity incentive plans are granted at an exercise price equal to the market price of the Common Stock on the date of grant. The option awards generally vest over five years commencing one year from the date of grant and expire after ten years. A substantial majority of the option grants that have been awarded to executive officers under the Company’s equity incentive plans are “non-qualified” stock options, thereby providing the Company with the ability to realize tax benefits upon the exercise of these option awards. Awards of restricted stock and restricted stock units granted under the plans are subject to forfeiture for a period of at least three years. The committee views awards under the equity incentive plans as an additional means to encourage management retention.

When making equity-based incentive awards, the committee takes into consideration the dates on which the Company expects to make public announcements regarding earnings as well as other events or circumstances that have not been publicly announced that may be deemed material to the Company, our stockholders and other investors.

The committee intends to make appropriate executive compensation decisions so that our executives receive a total compensation package that is competitive and has a significant component that is at risk. The increase in the value of equity awards is directly linked to an increase in stockholder return, subject to continued employment by the executives with respect to unvested equity awards. The committee believes, as a general matter, that this positive result should not negatively impact future compensation decisions.

Severance and Change-in-Control Arrangements

Under the terms of the Company’s equity incentive plans and the related award agreements, unvested stock options and restricted stock and restricted stock unit awards become fully vested upon a change of control of the Company.

The Company has severance agreements with Dr. Harman, the Company’s Executive Chairman, and Kevin Brown, the Company’s Chief Financial Officer. These agreements provide for severance benefits in the event of a termination of employment under specified circumstances following a change in control of the Company. These agreements provide for additional “gross up” payments to these executives for excise taxes, if applicable. The excise tax gross up payments are intended to make these executives whole for any adverse tax consequences they may become subject to under the federal tax laws and to preserve the level of severance deemed to be appropriate under the terms of these agreements and the Company’s other compensation programs. The Company believes that these provisions are a reasonable part of the compensation package for these executives and consistent with the practice of many other public companies.

The Company also has employment agreements with Dr. Erich A. Geiger and Helmut Schinagel. Before Dr. Geiger assumed his current position with the Company, he was the chief executive officer of our automotive group, based in Germany. Mr. Schinagel currently holds that position. Employment agreements with executives are customary in Germany and many other countries outside the United States. Among other things, these agreements provide for severance benefits upon termination of employment under certain circumstances.

These agreements are described in more detail under the caption “Severance and Employment Agreements” on page 23 of this Proxy Statement. The committee believes that these benefits are necessary and appropriate in order to attract and retain qualified senior executives.

Employee Benefits

The Company provides each of our current executive officers (other than Dr. Geiger and Mr. Schinagel) with supplemental retirement, termination and death benefits under the Company’s Supplemental Executive Retirement Plan. Dr. Geiger and Mr. Schinagel are entitled to pension and related benefits under the terms of their employment agreements. As described above, these differences in retirement benefits derive from the present or prior employment of these executives in Germany, where substantially all of the Company’s employees participate in a defined benefit pension program. The Company also provides its executive officers employed in the United States with the opportunity to participate in a deferred compensation plan. These plans are described under the captions “Pension Benefits — Supplemental Executive Retirement Plan” and “Nonqualified Deferred Compensation” on pages 26 and 27 of this Proxy Statement.

The Company’s executive officers are also eligible to participate in other company-sponsored benefit plans available to employees generally, including medical and life insurance. Employees, including executive officers, that are employed in the United States are eligible to participate in a company-sponsored 401(k) defined contribution plan.

The Compensation and Option Committee believes that these benefits are necessary and appropriate in order to attract and retain qualified executive officers insofar as these benefits are generally made available by similarly situated companies.

Executive Perquisites

The Company provides executive officers with certain perquisites that have historically been provided and that the committee believes enhance our ability to attract and retain qualified executives. These perquisites include the use of company owned or leased cars and reimbursement of car-related expenses. These cars use infotainment systems and other products designed and manufactured by the company and permit these executives to experience and evaluate these products. Other executive perquisites include the personal use of company provided tickets to concerts and other music events when those tickets are not otherwise being used for business purposes. In addition, on occasion, the spouses of our executives travel with them to attend business-related functions.

The Company leases corporate aircraft for use by management for business purposes. The committee believes that the use of corporate aircraft enables executives to devote maximum time and attention to the Company’s business and enhances their productivity and availability while traveling. The Board has authorized the use of this aircraft for non-business use by the Company’s Executive Chairman. The Company considers the incremental cost to the Company to be negligible as these flights were otherwise being made for business purposes. The Company believes that the personal use of corporate aircraft by the Executive Chairman is appropriate considering the significant obligations required by his position with the Company.

The Company provides Dr. Harman with an assistant, who also provides him with non-business related services. The Company estimates the portion of those services that are not directly related to company business and reports that portion of this employee’s salary and benefits as compensation to the Executive Chairman.

Dr. Geiger is entitled to receive certain life insurance benefits under the terms of his employment agreement, and receives additional cash payments to reimburse him for German taxes related to these insurance benefits and his company car.

The committee has determined it is appropriate to provide these perquisites in order to attract and retain our executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies. In determining the total compensation payable to our executive officers, the committee considers perquisites in the context of the total compensation which our executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the committee with respect to other elements of the total compensation to which the Company’s executive officers are entitled or awarded. For a description of the perquisites received by our named executive officers during fiscal 2007, see the information under the caption “All Other Compensation” on page 22 of this Proxy Statement.

Stock Ownership Guidelines

The committee encourages ownership of Common Stock by our executive officers and other key employees, including through awards under our equity incentive compensation plans. However, the Company does not currently have a policy that requires our executives to own a specific number of shares, or dollar amount, of Common Stock, nor do we require our executives to retain any specific percentage of shares received upon exercise of options or upon vesting of any restricted stock award.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation” under Section 162(m). Bonus awards under our 2002 Plan and option grants under our equity incentive plans are intended to qualify for deduction under Section 162(m). As described above, the 2002 Plan will expire on November 8, 2007, and unless the 2007 Plan is approved by the Company’s stockholders, annual incentive awards to some of the Company’s executive officers may not qualify for deduction under Section 162(m). The committee reviews on an annual basis the potential impact of this deduction limitation on executive compensation. The committee intends to continue to evaluate the Company’s potential exposure to this deduction limitation.

Fiscal 2006 and Fiscal 2007 Compensation

Base Salary

In September 2006, the Compensation and Option Committee considered changes to the base salaries for our executive officers for fiscal 2007.

Dr. Harman recommended to the committee that his base salary, and Mr. Girod’s base salary, remain unchanged. The committee accepted this recommendation. Dr. Harman’s base salary has not changed since September 2004, and Mr. Girod’s base salary did not change from September 2004 until his retirement.

The base salaries for Dr. Geiger and Mr. Schinagel for fiscal 2007 were established by the terms of their respective employment agreements with the Company.

In September 2006, the committee also considered changes to the base salary of the Company’s other executive officers, including Kevin Brown, our Chief Financial Officer. Based on the committee’s evaluation of Mr. Brown’s responsibilities and performance, the committee approved an increase in his annual base salary from the $400,000 provided for in his employment agreement to $500,000 (a 25% increase). Gina Harman was not designated by the Board as an executive officer until November 2006, and therefore her base salary for fiscal 2007 was not established by the committee.

Fiscal 2007 Annual Incentive Compensation Awards

For fiscal 2007, the committee designated Dr. Harman, Mr. Brown and Dr. Geiger as participants in the 2002 Plan, set the return on stockholder equity goal at 10% and set the maximum award for each participant at $2 million.

At its meeting in August 2007, the committee approved bonus awards for Gina Harman and the other executive officers that do not participate in the 2002 Plan. Ms. Harman’s award was discretionary, as the performance targets set for the Company’s Consumer business unit were not met. The committee determined that Ms. Harman should receive a cash award for fiscal 2007 due to her extraordinary efforts despite a very difficult market for her business unit’s products. Awards to the other executive officers were also discretionary, and were generally made with a view to achievement of the Company’s financial objectives under the 2002 Plan.

At its meeting in September 2007, the committee determined that the return on stockholder equity goal had been met. Using its discretion to decrease the awards payable under the 2002 Plan, the committee approved awards to these three executive officers shown under the column “Non-Equity Incentive Plan Compensation” under the caption “Summary Compensation Table” on page 21 of this Proxy Statement.

In addition, in fiscal 2007, Dr. Geiger received a one-time cash bonus of $250,000 in connection with an amendment to his employment agreement in September 2006.

Mr. Schinagel is entitled to receive a cash bonus of €455,000 ($613,113) for fiscal 2007. This amount represents a guaranteed bonus for fiscal 2007 under the terms of his employment agreement entered into in August 2006 in connection with his joining the Company.

Mr. Girod retired on December 31, 2006, and Mr. Pertz resigned in August 2006. As a result, neither of these individuals was eligible to receive an annual incentive award for fiscal 2007.

Fiscal 2007 Equity Awards

The committee approved stock option grants to Dr. Harman, Mr. Brown and Dr. Geiger in August 2006. In addition, at this meeting, the committee approved stock option and restricted stock unit awards to Mr. Schinagel in connection with his joining the Company as Chief Executive Officer of the Company’s Automotive business unit. The grant date of Mr. Schinagel’s awards was October 2, 2006, the first trading day after his first day of employment with the Company.

The committee approved stock option awards to each of the other then-executive officers in May 2007. These awards had originally been scheduled to be considered by the committee at its regularly scheduled meeting in April 2007, consistent with the company’s historical practice of granting awards to these individuals on an 18-month cycle. However, due to the ongoing discussions that led to the public announcement on April 26, 2007, of the then-proposed merger with KHI Parent Inc., a company formed by affiliates of Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners VI Fund, L.P., the committee deferred taking action with respect to the awards until May 1, 2007.

The awards made to our named executive officers are described in more detail under the captions “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” on pages 23 and 25 of this Proxy Statement.

For additional information regarding the compensation received by our named executive officers in fiscal 2007, see the information under the caption “Summary Compensation Table” on page 21 of this Proxy Statement.

New Chief Executive Officer

On July 1, 2007, Dinesh Paliwal joined the Company as President, Chief Executive Officer and Vice Chairman pursuant to an employment agreement approved by the Board and the committee in May 2007. In connection with his joining the Company, Mr. Paliwal was granted 100,000 stock options, 64,579 shares of restricted stock and 32,291 restricted stock units. The grant date of these awards was July 2, 2007, the first trading day after his first day of employment with the Company. In addition, the Company entered into a severance agreement with Mr. Paliwal, on terms substantially similar to the Company’s severance agreements with Dr. Harman and Mr. Brown described under the caption “Severance and Change-in-Control Arrangements” on page 16 of this Proxy Statement. The committee also granted Mr. Paliwal 100,000 options on October 18, 2007.

The committee is in active discussions with Mr. Paliwal relating to amending his compensation arrangements. These new arrangements would provide Mr. Paliwal with, among other things, a long-term incentive award if the enterprise value of the Company increases significantly during the next five years. The proposed arrangements would also provide Mr. Paliwal with annual equity grants and certain additional payments. These proposed compensation arrangements have not been finalized and are subject to the execution of definitive agreements relating to the terms of these arrangements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses all compensation earned by our Executive Chairman, the individuals who served as our Chief Executive Officer during fiscal 2007, our Chief Financial Officer and our three other most highly paid executive officers for fiscal 2007.

							Change in
							Pension and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings	Compensation(3)	Total

Sidney Harman(4)	2007	$1,050,000	$0	$0	$2,436,681	$1,050,000	$534,263	$281,591	$5,352,535
Executive Chairman
Kevin Brown	2007	490,384	0	0	885,194	325,000	148,568	42,437	1,891,583
Executive Vice President and Chief Financial Officer
Erich A. Geiger(5)	2007	1,000,000	250,000	327,701	3,141,255	1,000,000	5,096,670	147,065	10,962,691
Executive Vice President, Chief Strategy Officer and Chief Technology Officer
Helmut Schinagel(6)	2007	509,995	613,113	517,212	583,438	0	862,374	52,962	3,139,094
Chief Executive Officer of the Automotive Group
Gina Harman	2007	490,384	150,000	0	347,526	0	225,904	34,123	1,247,937
President of Consumer Group
Bernard A. Girod(7)	2007	510,000	0	0	655,383	0	1,485,510	35,530	2,686,423
Former Chief Executive Officer
Douglas A. Pertz(8)	2007	152,586	0	0	1,188,573	0	—	3,830,383	5,171,542
Former Chief Executive Officer

(1)	Represents the expense recognized for financial statement reporting purposes for the year ended June 30, 2007, in accordance with Financial Accounting Standards Board Statement No. 123(R) (revised 2004), Share-Based Payment (“FAS 123R”), with respect to (a) shares of restricted stock and restricted stock units (under the column titled Stock Awards), and (b) stock options (under the column titled Option Awards) awarded to our executive officers listed above. Pursuant to the Commission’s rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 11, Stock Option and Incentive Plan, to our consolidated financial statements for information regarding the assumptions made in determining these values.

(2)	Represents awards granted to Dr. Harman, Mr. Brown and Dr. Geiger under our 2002 Key Executive Officers Bonus Plan.

(3)	Includes compensation as described under the caption “All Other Compensation” below.

(4)	Dr. Harman also served as chief executive officer of the company from January 1, 2007 through June 30, 2007.

(5)	A portion of Dr. Geiger’s compensation was paid in Euros and has been translated into U.S. dollars at the average exchange rate for the 12 months ended June 30, 2007.

(6)	Mr. Schinagel joined the Company in October 2006. His compensation is paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 30, 2007 in the case of bonus payments, and at the average exchange rate for the 12 months ended June 30, 2007, as applicable, in the case of salary and other amounts.

(7)	Mr. Girod served as Chief Executive Officer of the Company from August 22, 2006 through December 31, 2006, the date he retired from the Company.

(8)	Mr. Pertz served as Chief Executive Officer of the Company from May 1, 2006 through August 21, 2006. Upon his resignation, Mr. Pertz held 25,000 shares of restricted stock that were forfeited and 75,000 options that were terminated.

All Other Compensation

The following table provides information regarding each component of compensation included in the All Other Compensation column in the Summary Compensation Table.

		Value of	Personal	Automobile
	Company 401(k)	Insurance	Use of	Related
Name	Contributions(1)	Premiums(2)	Aircraft(3)	Expenses(4)	Other (5)(6)(7)	Total

Sidney Harman	$18,850	$227	$173,273	$56,103	$33,138	$281,591
Kevin Brown	19,416	873	0	22,148	0	42,437
Erich A. Geiger	18,850	32,890	0	51,894	43,431	147,065
Helmut Schinagel	0	13,888	0	39,074	0	52,962
Gina Harman	18,850	873	0	14,400	0	34,123
Bernard A. Girod	12,100	873	0	11,511	11,046	35,530
Douglas A. Pertz	0	873	0	0	3,829,510	3,830,383

(1)	Represents company contributions to our Retirement Savings Plan.

(2)	For Dr. Harman, Mr. Brown, Dr. Geiger, Ms. Harman and Mr. Pertz, represents life insurance premiums paid by the Company. For Mr. Schinagel, represents premiums paid by the Company for an accidental death and dismemberment insurance policy.

(3)	Represents the incremental cost incurred by the Company for the named executive officer’s personal use of aircraft leased by the Company. The incremental cost includes all variable costs incurred by the Company for personal flights. Excludes fixed lease payments paid by the Company for use of the aircraft.

(4)	Includes reimbursement of car payments or lease value of car provided to the named executive officer, as follows: Dr. Harman ($38,943), Mr. Brown ($15,386), Dr. Geiger ($51,781), Mr. Schinagel ($39,074), Ms. Harman ($14,400) and Mr. Girod ($8,625). Also includes reimbursement of gasoline, repair and maintenance costs and parking, none of which individually exceeded $25,000 or 10% of the total amount of perquisites and personal benefits provided to the named executive officer.

(5)	For Mr. Girod and Mr. Pertz, includes cost of tickets to concerts and other music events that were provided to the named executive officer when those tickets were not being used for business purposes.

(6)	For Mr. Pertz, includes a severance payment equal to two times his annual salary and target bonus plus the prorated value of his unvested shares of restricted stock, or $3,829,200 in the aggregate. For Dr. Harman, includes $32,588 for a personal assistant. For Mr. Girod and Dr. Geiger, includes the cost of airfare paid for by the Company for the named executive officer’s spouse to accompany him on business travel. For Dr. Harman and Mr. Pertz, includes the cost of membership fees.

(7)	For Dr. Geiger, includes (1) $32,900 of tax gross-up payments made by the company to cover taxes required to be paid in Germany attributable to life insurance and a company car and (2) $10,303 of contributions by the Company to pension and unemployment insurance programs on behalf of Dr. Geiger.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers in fiscal 2007.

							All Other
						All Other	Option		Grant
						Stock Awards:	Awards:	Exercise or	Date Fair
		Date of	Estimated Future Payouts			Number of	Number of	Base	Value of
		Board or	Under Non-Equity			Shares	Securities	Price of	Stock
	Grant	Committee	Incentive Plan Awards(2)			of Stock	Underlying	Option	Option
Name(1)	Date	Action	Threshold	Target	Maximum	or Units(3)	Options(4)	Awards	Awards(5)

Sidney Harman	08/10/2006	08/10/2006					100,000	$78.00	$3,454,504
	09/08/2006	09/08/2006	—	—	2,000,000
Kevin Brown	08/10/2006	08/10/2006					50,000	78.00	1,727,252
	09/08/2006	09/08/2006	—	—	2,000,000
Erich A. Geiger	08/10/2006	08/10/2006					100,000	78.00	3,454,504
	09/08/2006	09/08/2006	—	—	2,000,000
Helmut Schinagel	10/02/2006	08/10/2006				25,000			2,091,750
	10/02/2006	08/10/2006					50,000	83.67	1,757,305
	05/01/2007	05/01/2007					25,000	120.83	729,791
Gina Harman	05/01/2007	05/01/2007					25,000	120.83	729,791

(1)	Neither Mr. Girod nor Mr. Pertz were granted plan-based awards in fiscal 2007.

(2)	For Dr. Harman, Mr. Brown and Dr. Geiger, represents awards payable under the 2002 Key Executive Officers Bonus Plan. The maximum amounts represent the amount payable to the named executive officer if a predetermined return on stockholder equity goal established by the Compensation and Option Committee was met for fiscal 2007. The return on stockholder equity goal for fiscal 2007 was 10%, which the Company achieved. However, pursuant to its authority under the plan, the Compensation and Option Committee reduced the award amounts. Actual amounts payable to Dr. Harman, Mr. Brown and Dr. Geiger for fiscal 2007 under this plan are reported under the “Non-Equity Incentive Plan Compensation” column under the caption “Summary Compensation Table” on page 21 of this Proxy Statement.

(3)	The restricted stock units held by Mr. Schinagel vest on October 2, 2009.

(4)	The stock options vest annually at a rate of 20% commencing on the first anniversary of the date of grant.

(5)	Represents the grant date value in accordance with FAS 123R of the restricted stock units and stock options granted to our named executive officers in fiscal 2007.

Severance and Employment Agreements

We have entered into severance agreements with each of Dr. Harman and Mr. Brown. The severance agreements provide that if, within the two years following a change in control of the Company, the executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment equal to three times the sum of his highest annual base salary during any period prior to his termination and his highest incentive pay during the three fiscal years preceding the change in control. The severance agreements also provide that the Company will pay the executive officer an additional amount for excise taxes, subject to a limitation based on the overall cost of the severance agreements, including any additional payment for excise taxes. Unless the executive officer or the Company notifies the other by September 30 that it does not wish the agreement to be extended, each severance agreement is automatically extended on the following January 1 for an additional year.

Mr. Brown serves as Executive Vice President and Chief Financial Officer pursuant to a letter agreement with the Company. Under the terms of his letter agreement, Mr. Brown is entitled to an annual base salary of $400,000. Mr. Brown also participates in incentive compensation and some of our other benefit plans and programs. If we terminate Mr. Brown’s employment before June 30, 2008 for any reason, except for job-related illegal misconduct or under circumstances for which Mr. Brown would be entitled to compensation under his severance agreement, he will continue to receive salary and benefit payments for a period of one year or until he accepts other employment.

Dr. Geiger serves as Executive Vice President, Chief Strategy Officer and Chief Technology Officer pursuant to an employment agreement with the Company. The agreement provides for an annual base salary of $1,000,000. Dr. Geiger is eligible to receive a target bonus of 100% of his salary based on certain performance parameters established annually by us. In addition, Dr. Geiger received a one-time cash bonus of $250,000 in fiscal 2007 pursuant to the agreement. The agreement also provides that Dr. Geiger is eligible to participate in our Deferred Compensation Plan and that we will maintain Dr. Geiger’s life insurance policy and provide disability and death benefits to him. Dr. Geiger is entitled to an annual pension benefit equal to the greater of $988,755 or 50% of the average of his highest five consecutive years of eligible salary and incentive compensation plan bonus (after taking into consideration pension benefits he has earned under a prior employment agreement with a subsidiary of the Company). The employment agreement terminates on August 31, 2008. On January 15, 2007, we entered into a consulting agreement with Dr. Geiger which becomes effective upon his retirement or other termination of his employment and terminates in August 2011. Under this agreement, Dr. Geiger will be entitled to $40,000 for each month he provides consulting services to us.

Mr. Schinagel serves as Chief Executive Officer of our Automotive business unit pursuant to an employment agreement with the Company. The agreement provides for an annual base salary of €650,000. Additionally, Mr. Schinagel is eligible to earn a target bonus equal to 70% of his base salary (which was guaranteed at that level for fiscal 2007) and a maximum bonus of 105% of his base salary. Mr. Schinagel is also entitled to a retirement benefit of annual pension payments equal to 12.5% of his average base salary while working for us, subject to a 2.5% annual increase for each year of service Mr. Schinagel has been with us beyond five years, up to a maximum of 30% of his base salary. The pension benefit Mr. Schinagel is entitled to under his employment agreement will be reduced by any pension benefit he is entitled to from previous employers. The employment agreement may be terminated by us or Mr. Schinagel for any reason upon six months’ notice. However, any termination without cause will not be effective until September 30, 2011 and Mr. Schinagel would remain entitled to his base salary and benefits until such time.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding stock options, shares of restricted stock and restricted stock units held by the named executive officers that were outstanding at June 30, 2007.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of
	Underlying	Underlying			Shares or	Market Value
	Unexercised	Unexercised	Option	Option	Units of Stock	of Shares or Units
	Option	Option	Exercise	Expiration	That Have	of Stock That Have
Name(1)	Exercisable	Unexercisable(2)	Price	Date	Not Vested(3)	Not Vested(4)
Sidney Harman	200,000	0	$11.00	07/30/2009
	200,000	0	15.69	08/07/2010
	150,000	0	18.45	08/07/2011
	120,000	30,000	24.12	09/24/2012
	60,000	40,000	50.03	09/23/2013
	40,000	60,000	98.62	09/03/2014
	0	100,000	78.00	08/10/2016

Kevin Brown	4,000	4,000	41.40	08/01/2013
	3,000	2,000	75.22	03/24/2014
	5,000	20,000	82.00	08/16/2015
	0	50,000	78.00	08/10/2016

Erich A. Geiger	10,000	0	12.45	03/29/2011
	16,000	16,000	24.12	09/24/2012
	25,000	28,000	50.03	09/23/2013
	40,000	60,000	98.62	09/03/2014
	20,000	80,000	82.00	08/16/2015
	0	100,000	78.00	08/10/2016
					12,000	$1,401,600

Helmut Schinagel	0	50,000	83.67	10/02/2016
	0	25,000	120.83	05/01/2017
					25,000	2,920,000

Gina Harman	19,524	0	11.00	11/10/2008
	16,000	0	11.72	11/09/2009
	24,000	0	12.45	03/29/2011
	24,000	6,000	24.12	09/24/2012
	9,000	6,000	75.22	03/24/2014
	5,000	20,000	82.00	08/16/2015
	0	25,000	120.83	05/01/2017

(1)	Neither Mr. Girod nor Mr. Pertz were employed by the Company on June 30, 2007, and neither held outstanding equity awards at that time.

(2)	The stock options vest annually at a rate of 20% commencing on the first anniversary of the date of grant.

(3)	Shares of restricted stock held by Dr. Geiger will vest on August 16, 2008. The restricted stock units held by Mr. Schinagel will vest on October 2, 2009.

(4)	Based upon a market value per share of $116.80, the closing market price of the Company’s Common Stock on June 29, 2007.

Option Exercises and Stock Vested

The following table provides information regarding the acquisition of Common Stock by the named executive officers upon the exercise of stock options during fiscal 2007. None of the shares of restricted stock or restricted stock units held by our named executive officers vested during fiscal 2007.

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	Upon Exercise(1)

Sidney Harman	0	$0
Kevin Brown	0	0
Erich A. Geiger	10,000	875,500
Helmut Schinagel	0	0
Gina Harman	0	0
Bernard A. Girod	230,000	9,025,192
Douglas A. Pertz	0	0

(1)	Based on the difference between the market price of the Company’s Common Stock on the date of exercise and the relevant exercise price.

Pension Benefits

The following table provides information regarding the present value of benefits and payments during fiscal 2007 under our Supplemental Executive Retirement Plan (“Supplemental Plan”), and employment agreements with Dr. Geiger and Mr. Schinagel.

			Present Value	Payments
		Number of Years	of Accumulated	During Last
Name	Plan Name	Credited Service	Benefit(1)	Fiscal Year

Sidney Harman	Supplemental Plan	43.000	$9,535,509	$0
Kevin Brown	Supplemental Plan	3.000	194,505	0
Erich A. Geiger	Employment Agreement	14.000	10,699,469	0
Helmut Schinagel	Employment Agreement	0.745	862,374	0
Gina Harman	Supplemental Plan	21.000	2,420,168	0
Bernard A. Girod(2)	Supplemental Plan	20.000	12,698,494	596,250

(1)	See Note 12, Retirement Benefits, to our consolidated financial statements for information regarding the assumptions made in determining these values.

(2)	Mr. Girod retired on December 31, 2006.

Supplemental Executive Retirement Plan

The Supplemental Plan provides supplemental retirement, termination and death benefits to certain executive officers and key employees designated by the Board. Benefits under the Supplemental Plan payable upon termination or death are described under the caption “Severance and Change in Control Benefits — Supplemental Executive Retirement Plan” on page 29 of this Proxy Statement. The Compensation and Option Committee administers the Supplemental Plan. Each of the named executive officers who are currently employed by the Company, other than Dr. Geiger and Mr. Schinagel, has been designated as a participant. All Supplemental Plan benefits are subject to deductions for Social Security and federal, state and local taxes.

Retirement benefits are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by the Company (“Average Cash Compensation”). Participants retiring at age 65 or older receive an annual retirement benefit equal to either (a) 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%, or (b) 2% of Average Cash Compensation per year of service up to a maximum of 30%, as designated by the Company. Each of Dr. Harman and Mr. Brown has been designated as a participant entitled to receive an annual retirement benefit of up to 50% of Average Cash Compensation, and Ms. Harman has been designated as a participant entitled to receive an annual retirement benefit of up to 30% of Average Cash Compensation. Unless another form of payment is approved by the administrative committee for the Supplemental Plan, benefits are payable monthly in the form of a life annuity. If the participant dies after benefits have commenced but prior to receiving 10 years of benefits, they are paid to the participant’s beneficiary for the remainder of that period.

Other Retirement Benefits

Dr. Geiger is entitled to receive an annual pension benefit under an employment agreement with the Company equal to the greater of $988,755 or 50% of the average of his highest five consecutive years of eligible salary and incentive compensation plan bonus (after taking into consideration pension benefits he has earned under a prior employment agreement with a subsidiary of the Company).

Mr. Schinagel is entitled to receive an annual pension benefit pursuant to his employment agreement with the Company equal to 12.5% of his average base salary during his time of service with the Company. This benefit will be increased by 2.5% for each year Mr. Schinagel is employed by the Company beyond five years, up to a maximum of 30%. Mr. Schinagel is entitled to this pension benefit once he reaches age 60 and is no longer employed by the Company; provided, however, that if Mr. Schinagel is terminated for good cause as determined by the German Civil Code on or before October 2, 2011, he will not be entitled to any pension benefit from the Company. Mr. Schinagel’s annual pension benefit will be reduced by any other pension benefits he is entitled to from previous employers.

Nonqualified Deferred Compensation

Our Deferred Compensation Plan provides supplemental retirement benefits for executive officers designated by the Compensation and Option Committee. Prior to the beginning of each fiscal year, each plan participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested and subject to a 10% penalty on any unscheduled withdrawals. We may decide to make contributions on a pre-tax basis to a plan participant’s account, subject to a vesting schedule. In the event of a change in control of the Company, any unvested amounts vest immediately and the Company indemnifies the plan participant for any expense incurred in enforcing his or her rights under the Deferred Compensation Plan.

Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. This may be changed once in any calendar month by the plan participant. The Company credits earnings to the accounts based on the rate of return of the designated funds. For fiscal 2007, the designated funds produced returns ranging from 5.3% to 28.4%. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant’s vested accounts as of the date of death are payable to the plan participant’s beneficiaries.

The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

	Executive	Aggregate Earnings	Aggregate
	Contributions in	in	Withdrawals/	Aggregate Balance
Name	Last FY(1)	Last FY(2)	Distributions	at Last FYE(3)

Sidney Harman	0	0	0	0
Kevin Brown	25,962	15,546	0	117,416
Erich A. Geiger	0	338,608	0	5,274,060
Helmut Schinagel	0	0	0	0
Gina Harman	0	0	0	0
Bernard A. Girod(4)	0	59,326	75,695	318,893

(1)	Mr. Brown’s contribution to the Deferred Compensation Plan was reported as compensation for fiscal 2007 under the caption “Summary Compensation Table” on page 21 of this Proxy Statement.

(2)	None of the aggregate earnings in fiscal 2007 were reported as compensation for the named executive officers for fiscal 2007 under the caption “Summary Compensation Table” on page 21 of this Proxy Statement.

(3)	Includes amount reported as compensation to the named executive officers in the Company’s proxy statements for prior years as follows: Mr. Brown ($62,331), Dr. Geiger ($3,502,762) and Mr. Girod ($287,824).

(4)	Mr. Girod retired on December 31, 2006. He will receive his entire account balance in five annual installments, the first of which was paid in January 2007.

Severance and Change in Control Benefits

We provide benefits to each of the named executive officers in the event his or her employment is terminated. We provide these benefits through our Supplemental Plan and 2002 Key Executive Officers Bonus Plan and employment and severance agreements we have entered into with some of the named executive officers.

Severance Agreements

We have entered into severance agreements with Dr. Harman and Mr. Brown. These agreements provide that if, within two years following a change in control of the Company, the executive officer is terminated without cause or under certain circumstances terminates his own employment, he is entitled to receive a severance payment equal to three times the sum of his highest annual base salary during any period prior to his termination plus his highest incentive pay during the three fiscal years preceding the change in control.

An executive officer is deemed to have been terminated without cause if he is terminated by us for any reason other than:

•	conviction of a criminal violation involving fraud, embezzlement or theft in connection with his duties;

•	intentional wrongful damage to property of the Company or its subsidiaries;

•	intentional wrongful disclosure of secret processes or confidential information of the Company or its subsidiaries; or

•	intentional wrongful engagement in any competitive activity.

An executive officer is entitled to severance compensation if he terminates his employment with us within two years following a change in control under the following circumstances:

•	failure to maintain his office (or one substantially equivalent) with the Company;

•	significant adverse change in authority, function, responsibilities or duties;

•	reduction in base salary and bonus;

•	termination or reduction in employee benefits;

•	liquidation, dissolution, merger, consolidation or reorganization of the Company or a transfer of all or substantially all of the Company’s assets unless the successor company assumes all of the company’s duties and obligations under the severance agreement; or

•	relocation of his principal place of work (a) of more than 50 miles from the Company’s principal executive offices immediately prior to the change in control or (b) that requires him to travel away from his office 20% or more than was required in any of the three years immediately prior to the change in control, in either case, without his consent.

A change of control is defined as:

•	the acquisition by any person, entity or group of 25% or more of our voting stock, other than the Company or its subsidiaries or a company benefit plan, other than in a transaction that is not deemed a change in control as defined in the next bullet;

•	a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or any other transaction having a similar effect unless:

•	the holders of our voting stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	no person, entity or group beneficially owns 25% or more of the combined voting power of the surviving entity; and

•	a majority of the directors of the surviving entity were directors of the Company prior to the transaction;

•	when a majority of our directors (a) have not been approved by two-thirds of our then directors or (b) were elected or appointed as a result of an actual or threatened election contest; or

•	approval by our stockholders of a complete liquidation or dissolution of the company.

The severance agreements also provide that we will pay the executive officer an additional amount for excise taxes, subject to a limitation based on the overall cost of the severance agreements, including any additional payment for excise taxes. Additionally, the agreements provide that the executive officer shall not engage in any competitive activity, as defined in the agreement, without our written consent, during the term of the agreement and for a period of one year after his employment is terminated.

Supplemental Executive Retirement Plan

Dr. Harman, Mr. Brown and Ms. Harman are participants in the Supplemental Plan. Benefits payable under the Supplemental Plan are based on the average of the participant’s highest cash compensation (base salary and bonus) during any five consecutive years of employment by the company (“Average Cash Compensation”).

A participant whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to retirement benefits under the Supplemental Plan, is entitled to an annual termination benefit equal to either (a) 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%, or (b) 15% of Average Cash Compensation, increased by 3% for each year of service over 15 years, up to a maximum of 30%, as designated by the Company. The termination benefit commences upon the later of termination of the participant’s employment, other than due to death, or the participant reaching age 55. Dr. Harman and Mr. Brown have each been designated as a participant entitled to receive an annual termination benefit of up to 50% of Average Cash Compensation and Ms. Harman has been designated as a participant entitled to receive an annual termination benefit of up to 30%.

Additionally, if a participant’s employment is terminated for any reason other than death within three years after a change in control of the Company, the participant vests with the maximum designated retirement benefit regardless of age or years of service and the company indemnifies the participant for any expense incurred in enforcing the participant’s rights in the retirement benefit under the Supplemental Plan. Under the Supplemental Plan, a change in control is defined in the same manner as under Dr. Harman’s and Mr. Brown’s severance agreements, as described above.

A pre-retirement death benefit equal to two or three times the highest annual cash compensation achieved by a participant during his or her employment with the Company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the Supplemental Plan. Dr. Harman and Mr. Brown have each been designated as a participant entitled to receive a death benefit equal to three times his highest annual cash compensation, and Ms. Harman has been designated as a participant entitled to receive a death benefit equal to two times her highest annual cash compensation. The benefit is paid to the participant’s designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment.

2002 Key Executive Officers Bonus Plan

In the event of a change in control of the Company, each participant in the 2002 Key Executive Officers Bonus Plan is entitled to the award amount for that fiscal year without proration or any other deduction, provided that he or she is employed by us at the time of the change in control or, if the plan participant is no longer employed by us, the participant’s employment is terminated after commencement of discussions that resulted in a change in control of the Company but within 180 days prior to the change in control. Under this plan, a change in control is defined in the same manner as under Dr. Harman’s and Mr. Brown’s severance agreements, as described above.

Summary of Benefits

The following tables quantify potential compensation that would become payable to each of our named executive officers under the agreements and company plans and policies discussed above if their employment had terminated on June 29, 2007 (the last business day of fiscal 2007), given the named executive officer’s base salary as of that date, and, if applicable, the closing price of the Company’s Common Stock on June 29, 2007.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive officer on the date of termination of employment and the price of our common stock when the termination event occurs.

Sidney Harman

	Cash		Acceleration			Continued
	Severance		of Equity		Pension	Benefits/
	Payments		Awards		Benefits(1)	Perquisites		Total

Voluntary Termination	$0		$0		$9,535,509	$0		$9,535,509
Termination With Cause	0		0		9,535,509	0		9,535,509
Termination Without Cause	0		0		9,535,509	0		9,535,509
Death	0		0		9,150,000	0		9,150,000
Disability	0		0		9,535,509	0		9,535,509
Retirement	0		0		9,535,509	0		9,535,509
Change in Control	11,150,000	(2)(3)	2,563,561	(4)	9,535,509	236,814	(2)	23,485,884

(1)	Represents the death benefit or the present value of accumulated retirement benefits, as applicable, that Dr. Harman would be entitled to under our Supplemental Plan.

(2)	Includes amount payable under Dr. Harman’s severance agreement.

(3)	Includes award for fiscal 2007 that the executive officer is entitled to under the 2002 Key Executive Officers Bonus Plan upon a change in control of the Company.

(4)	Under the terms of Dr. Harman’s agreement representing awards of stock options, any unvested awards become vested upon a change in control, as defined in the award agreement. Represents the value of unvested stock options on June 29, 2007, at $116.80 per share, the closing price of the Company’s Common Stock on that date.

Kevin Brown

						Deferred
	Cash		Acceleration			Compensation	Continued		Tax
	Severance		of Equity	Pension		Plan	Benefits/		Gross
	Payments		Awards	Benefits		Benefits(1)	Perquisites		Ups		Total

Voluntary Termination	$0		$0	$0		$117,416	$0		$0		$117,416
Termination With Cause	0		0	0		117,416	0		0		117,416
Termination Without Cause	500,000	(2)	0	0		117,416	0		0		617,416
Death	0		0	2,475,000	(3)	117,416	0		0		2,529,416
Disability	0		0	0		117,416	0		0		117,416
Retirement	0		0	0		117,416	0		0		117,416
Change in Control	4,475,000	(4)(5)	1,278,155 (6)	1,426,304	(7)	117,416	138,657	(4)	2,943,541	(4)	10,379,073

(1)	Represents Mr. Brown’s aggregate balance under our Deferred Compensation Plan at June 30, 2007, as reported in the Nonqualified Deferred Compensation table.

(2)	Represents continued salary and benefits payable under Mr. Brown’s employment agreement for one year following termination of his employment.

(3)	Represents the death benefit that Mr. Brown is entitled to under our Supplemental Plan.

(4)	Includes amount payable under Mr. Brown’s severance agreement.

(5)	Includes award for fiscal 2007 that Mr. Brown is entitled to under the 2002 Key Executive Officers Bonus Plan upon a change in control of the Company.

(6)	Under the terms of Mr. Brown’s agreement representing awards of stock options, any unvested awards become vested upon a change in control, as defined in the award agreement. The amounts shown represent the value of unvested stock options on June 29, 2007, at $116.80 per share, the closing price of the Company’s Common Stock on that date.

(7)	Represents the present value of retirement benefits that Mr. Brown would be entitled to under our Supplemental Plan due to accelerated vesting of his benefit.

Erich A. Geiger

						Deferred
			Acceleration			Compensation
	Cash Severance		of Equity		Pension	Plan
	Payments		Awards		Benefits(1)	Benefits(2)	Total

Voluntary Termination	$0	(3)	$0		$10,699,469	$5,274,060	$15,973,529
Termination With Cause	0		0		10,699,469	5,274,060	15,973,529
Termination Without Cause	2,606,667	(4)	0		10,699,469	5,274,060	18,580,196
Death	333,333		0		5,932,530	5,274,060	11,539,923
Disability	875,000		0		10,699,469	5,274,060	16,848,529
Retirement	2,606,667	(4)	0		10,699,469	5,274,060	18,580,196
Change in Control	4,606,667	(4)(5)	1,263,654	(6)	10,699,469	5,274,060	21,843,850

(1)	Represents the death benefit or the present value of accumulated retirement benefits, as applicable, that Dr. Geiger would be entitled to under his employment agreement.

(2)	Represents Dr. Geiger’s aggregate balance under our Deferred Compensation Plan at June 30, 2007, as reported in the Nonqualified Deferred Compensation table.

(3)	On January 15, 2007, Dr. Geiger entered into an agreement to provide consulting services to our company on an exclusive basis. This consulting agreement is effective upon his retirement or other termination of his employment and has a term that expires in August 2011. Dr. Geiger is entitled to $40,000 for each month he provides consulting services to the Company under this agreement.

(4)	Includes salary payable to Dr. Geiger under his employment agreement through August 31, 2008, the earliest date his employment can be terminated by us without cause. In addition, includes the maximum amount payable to Dr. Geiger under his consulting agreement described above.

(5)	Includes award for fiscal 2007 that Dr. Geiger is entitled to under the 2002 Key Executive Officers Bonus Plan upon a change in control of the Company.

(6)	Under the terms of Dr. Geiger’s agreements representing awards of stock options and restricted stock, any unvested awards become vested upon a change in control, as defined in the award agreements. The amounts shown represent the value of unvested stock options and restricted stock on June 29, 2007, at $116.80 per share, the closing price of the Company’s Common Stock on that date.

Helmut Schinagel

			Acceleration
	Cash Severance		of Equity		Pension
	Payments(1)		Awards		Benefits(2)	Total

Voluntary Termination	$0		$0		$862,374	$862,374
Termination With Cause	0		0		0	0
Termination Without Cause	4,196,270	(3)	0		862,374	5,058,644
Death	6,760,000	(4)	0		0	6,760,000
Disability	0		0		0	0
Retirement	0		0		862,374	862,374
Change in Control	4,196,270	(3)	226,000	(5)	862,374	5,284,644

(1)	Mr. Schinagel’s compensation is paid in Euros and has been translated into U.S. dollars at the exchange rate in effect on June 29, 2007.

(2)	Represents the present value of accumulated retirement benefits that Mr. Schinagel would be entitled to under his employment agreement.

(3)	Includes salary payable to Mr. Schinagel under his employment agreement through September 30, 2011, the earliest date his employment can be terminated by us without cause. Also includes cash bonus for fiscal 2007 guaranteed under his employment agreement.

(4)	Represents a lump-sum death benefit payable by the company under Mr. Schinagel’s employment agreement. In the event of Mr. Schinagel’s accidental death, the benefit is paid under an insurance policy for which premiums are paid by the Company.

(5)	Under the terms of Mr. Schinagel’s agreements representing awards of stock options and restricted stock units, any unvested awards become vested upon a change in control, as defined in the award agreements. The amounts shown represent the value of unvested stock options and restricted stock units on June 29, 2007, at $116.80 per share, the closing price of the Company’s Common Stock on that date.

Gina Harman

	Acceleration
	of Equity		Pension
	Awards		Benefits(1)	Total

Voluntary Termination	$0		$2,420,168	$2,420,168
Termination With Cause	0		2,420,168	2,420,168
Termination Without Cause	0		2,420,168	2,420,168
Death	0		1,583,334	1,583,334
Disability	0		2,420,168	2,420,168
Retirement	0		2,420,168	2,420,168
Change in Control	274,000	(2)	2,420,168	2,694,168

(1)	Represents the death benefit or the present value of accumulated retirement benefits, as applicable, that Ms. Harman would be entitled to under our Supplemental Plan.

(2)	Under the terms of Ms. Harman’s agreement representing awards of stock options, any unvested awards become vested upon a change in control, as defined in the award agreement. The amounts shown represent the value of unvested stock options on June 29, 2007, at $116.80 per share, the closing price of the Company’s Common Stock on that date.

Former Officers

		Acceleration				Deferred
	Cash Severance	of Equity		Pension		Compensation
	Payments	Awards		Benefits		Plan Benefits		Total

Bernard A. Girod
Retirement	$0	$4,533,100	(1)	$12,830,000	(2)	$378,477	(3)	$17,741,477
Douglas A. Pertz
Mutual Resignation(4)	$3,829,200	$0		$0		$0		$3,829,200

(1)	In connection with his retirement, on November 2, 2006, the Board accelerated the vesting of all unvested stock options held by Mr. Girod. As of that date, Mr. Girod held unvested options to purchase 130,000 shares of Common Stock with a weighted average exercise price of $66.47 per share. The amount shown is based on a market value per share of $101.34, the closing market price of the Company’s Common Stock on November 2, 2006.

(2)	For Mr. Girod, represents the present value of accumulated retirement benefits under our Supplemental Plan at December 31, 2006, the date he retired from the Company.

(3)	For Mr. Girod, represents his aggregate balance under our Deferred Compensation Plan at December 31, 2006, the date he retired from the Company.

(4)	Mr. Pertz served as Chief Executive Officer of the Company from May 1, 2006 through August 21, 2006. The restricted stock and stock options were cancelled upon his resignation as Chief Executive Officer. Pursuant to his agreement with the Company, Mr. Pertz received a severance payment equal to two times his annual salary and target bonus and the prorated value of the shares of restricted stock, or $3,829,200 in the aggregate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

The Board has not adopted a formal written policy regarding a transaction or series of transactions involving the Company and a related party. A related party is one of our executive officers, directors, a person owning more than 5% of any class of our securities, an entity in which any of such persons is employed or is a partner or principal, or an immediate family member of such a person. The Board may consider the desirability of adopting a formal written policy during fiscal 2008. However, given our history and past practice, the Board may decide that such action is unnecessary.

While the Board has not adopted a formal written policy, directors are typically made aware of any transaction or transactions involving the Company and a related party. On an annual basis, we request that each of our directors and executive officers identify potential related party transactions involving the director or executive officer and his or her family. In addition, our Code of Business Conduct provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to the Company’s interests.

Certain Family Relationships

Two of Dr. Harman’s adult children, Gina Harman and Lynn Harman, are employed by the Company. Gina Harman serves as President of Harman Consumer Group and Lynn Harman serves as corporate counsel. For services rendered during fiscal 2007, Lynn Harman was paid salary and bonus of $209,993. Gina Harman’s compensation for fiscal 2007 is disclosed under the caption “Summary Compensation Table” on page 21 of this Proxy Statement.

Gina Harman and Lynn Harman have been employed by the Company for 22 years and 12 years, respectively. Over this period, the directors have been made aware of their employment and have approved elements of their compensation arrangements. As an executive officer, Gina Harman’s compensation is approved annually by the Compensation and Option Committee which is comprised of our non-management directors.

Certain KKR Relationships

Brian F. Carroll, one of our directors, is a member of KKR & Co. LLC, which serves as a general partner of KKR.

On October 22, 2007, the Company entered into an agreement terminating its merger agreement with companies formed by investment funds affiliated with KKR and GS Capital Partners VI Fund, L.P. and its related funds (“GSCP”), which are sponsored by Goldman, Sachs & Co. Under this termination agreement, the Company, KKR, affiliates of KKR and GSCP agreed to release each other from all claims and actions arising out of or related to the merger agreement and the related transactions. In connection with this termination agreement, the Company issued $400.0 million of its 1.25% Convertible Senior Notes due 2012, of which $342.8 million was either purchased by an affiliate of KKR or for which KKR has substantial economic benefit and risk. The Company also agreed to provide KKR registration rights with respect to the notes purchased in the transaction and the Company’s Common Stock into which the notes may be converted.

Further, in connection with the note purchase, KKR has the right to designate a nominee to the Company’s Board of Directors, for the Board’s consideration, which designee must be qualified and suitable to serve under all applicable Company policies and guidelines and other regulatory requirements, meet the independence requirements of the New York Stock Exchange and otherwise be acceptable to the Board in its good faith discretion. For so long as KKR continues to have ownership rights as to at least $200.0 million principal amount of the notes or until the occurrence of other specified events, KKR will have the right to select a successor designee in the event the designee ceases to serve on the Board, provided the membership requirements are met. Mr. Carroll was KKR’s nominee. Based upon the recommendation of the Nominating and Governance Committee, the Board appointed Mr. Carroll as a director to serve for a term expiring at the 2008 Annual Meeting of Stockholders.

EQUITY COMPENSATION PLAN INFORMATION

As of June 30, 2007, the 1992 Incentive Plan and the 2002 Stock Option and Incentive Plan were the only compensation plans under which securities of the Company were authorized for issuance. These plans, including amendments to the 1992 Incentive Plan, were approved by our stockholders. The table provides information as of June 30, 2007:

	Number of
	securities to be	Weighted-average	Number of securities
	issued upon exercise	exercise price of	remaining available for
	of outstanding	outstanding	future issuance under
	options, warrants	options, warrants	existing equity
Plan category	and rights(1)	and rights	compensation plans(2)

Equity compensation plans approved by security holders	3,239,238	$61.11	3,556,023
Equity compensation plans not approved by security holders	0	0	0
Total	3,239,238	$61.11	3,556,023

(1)	Includes 25,000 restricted share units issued under the 2002 Stock Option and Incentive Plan.

(2)	Represents 3,556,023 shares of Common Stock available for issuance under the 2002 Stock Option and Incentive Plan. No further awards may be made under the 1992 Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of October 25, 2007, the beneficial ownership of shares of the Company’s Common Stock for (a) all stockholders known by us to beneficially own more than 5% of the shares of Common Stock, (b) each of our current directors, (c) our named executive officers and (d) all of our directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power over the shares listed below. Some of the information in the table is based on information included in filings made by the beneficial owners with the Commission.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percentage(2)

T. Rowe Price Associates, Inc.	9,077,457	(3)	13.9%
Capital Research and Management Company	8,291,750	(4)	12.7%
FMR Corp.	6,918,877	(5)	10.6%
The Growth Fund of America	3,687,249	(4)	5.6%
Sidney Harman	3,537,408	(6)	5.4%
Gina Harman	262,864		*
Erich A. Geiger	213,000	(7)	*
Shirley M. Hufstedler	155,387	(8)	*
Edward H. Meyer	91,536		*
Ann M. Korologos	75,220		*
Dinesh Paliwal	64,579	(9)	*
Kevin Brown	29,000		*
Brian F. Carroll	0	(10)	*
Harald Einsmann	0		*
All directors and executive officers as a group (14 persons)	4,581,871		7.0%

*	Less than 1%

(1)	As required by the rules of the Commission, the table includes shares of common stock that may be acquired pursuant to stock options exercisable within 60 days from October 25, 2007 as follows: Dr. Harman (860,000 shares), Ms. Harman (108,524 shares), Ms. Hufstedler (79,200 shares), Dr. Geiger (201,000 shares), Mr. Meyer (79,200 shares), Ms. Korologos (68,800 shares), Mr. Brown (29,000 shares) and all directors and executive officers as a group (1,483,624 shares). The table also includes shares of common stock held in the Retirement Savings Plan by all directors and executive officers as a group (614 shares). The table does not reflect acquisitions or dispositions of shares of common stock, including grants or exercises of stock options, after October 25, 2007.

(2)	Based on 65,250,651 shares of common stock outstanding as of October 25, 2007.

(3)	Information with respect to T. Rowe Price Associates, Inc. (“T. Rowe”) is based on the Schedule 13G/A filed with the Commission on February 13, 2007 by T. Rowe. T. Rowe has sole dispositive power with respect to 9,031,557 shares of common stock and sole voting power with respect to 2,574,535 shares of common stock as of December 31, 2006. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Information with respect to Capital Research and Management Company (“CRMC”) and the Growth Fund of America, Inc. (“GFA”) is based on the Schedule 13G/A filed jointly by CRMC and GFA with the Commission on October 10, 2007. CRMC has sole dispositive power with respect to 8,291,750 shares of common stock and sole voting power with respect to 3,304,500 shares of common stock as of September 28, 2007. GFA has sole voting power with respect to 3,687,249 shares of common stock as of September 28, 2007. The address of CRMC is 333 South Hope Street, Los Angeles, California 90071 and the address for GFA is One Market, Steuart Tower, Suite 1800, San Francisco, California 94105.

(5)	Information with respect to FMR Corp. is based on the Schedule 13G/A filed with the Commission on February 14, 2007 by FMR Corp. FMR Corp. had sole dispositive power with respect to 6,918,877 shares of common stock and sole voting power with respect to 1,867,934 shares of common stock as of December 31, 2006. Edward C. Johnson III, Chairman of FMR Corp. is also deemed to be the beneficial owner of 6,685,814 of the 6,918,877 shares of common stock beneficially owned by FMR Corp. by virtue of his position with and ownership of FMR Corp. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Includes 1,514,860 shares held in a trust for which Dr. Harman has sole dispositive and sole voting power; 154,416 shares held in an irrevocable trust for various family members for which Dr. Harman has sole voting power but shared dispositive power; 171,164 shares held by the Sidney Harman Charitable Remainder Trust for which Dr. Harman has sole dispositive power and sole voting power; and 427,522 shares held by family members for which Dr. Harman has sole voting power pursuant to revocable proxies. Also includes 409,446 shares held in trust for which Dr. Harman’s spouse has sole dispositive and sole voting power. Dr. Harman’s address is c/o Harman International Industries, Incorporated, 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004.

(7)	Includes 12,000 unvested shares of restricted stock for which Dr. Geiger has sole voting power but no dispositive power.

(8)	Includes 71,987 shares held by the Hufstedler Family Trust for which Ms. Hufstedler acts as co-trustee and for which she has shared dispositive power and shared voting power.

(9)	Represents 64,579 unvested shares of restricted stock for which Mr. Paliwal has sole voting power but no dispositive power.

(10)	Mr. Carroll is a member of KKR, which holds or has substantial economic benefit and risk with respect to $342.8 million aggregate principal amount of the Company’s 1.25% Convertible Senior Notes due 2012 (“Notes”) as described under the caption “Certain KKR Relationships” on page 35 of this Proxy Statement. Mr. Carroll disclaims beneficial ownership of any Notes.

INDEPENDENT AUDITOR

Selection.  KPMG LLP served as the Company’s independent auditor for fiscal 2007 and has been selected by the Audit Committee to serve as the Company’s independent auditor for fiscal 2008. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees.  The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2007 and fiscal 2006, and fees billed for other services rendered by KPMG LLP.

	2007	2006

Audit fees(1)	$3,266,000	$3,274,000
Audit-related fees(2)	$56,000	$62,000
Tax fees(3)	$733,000	$717,000
All other fees(4)	$263,000	$259,000

(1)	Audit fees consist principally of fees for the audit of our annual financial statements, including the audit of our internal controls over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q for those years and foreign statutory audits.

(2)	Audit related fees consist principally of the audit of our retirement savings plan and pension schemes.

(3)	Tax fees consist principally of fees for tax compliance and preparation, tax advice and tax planning.

(4)	All other fees consist principally of fees for consulting on various accounting matters and the preparation and audit of foreign export and import documents.

The Audit Committee’s policy is to pre-approve all audit and non audit services provided to the Company by the independent auditors (except for items exempt from pre approval requirements under applicable laws and rules). The Audit Committee has pre-approved certain services that KPMG is to provide to the Company in fiscal 2008, including quarterly review of financial statements, tax compliance and tax consultation services related to income tax and the filing of income tax and VAT returns, consultations on the Company’s compliance with Section 404 of the Sarbanes Oxley Act of 2002, and consulting related to acquisitions.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the Compensation and Option Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Compensation and Option Committee.

Members of the Compensation Committee

Edward H. Meyer (Chair)
Shirley Mount Hufstedler
Ann McLaughlin Korologos

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of three directors who are neither officers nor employees of the Company. All members of the Committee are “independent” as that term is defined by the New York Stock Exchange listing standards. The Committee operates under a written charter approved by the Board.

In connection with its review of the audited financial statements appearing in the Company’s Annual Report on Form 10-K for fiscal 2007, the Committee:

•	discussed these financial statements with the Company’s management and KPMG LLP, the Company’s independent auditors;

•	discussed with KPMG LLP those matters required to be discussed under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SAS No. 90 (Audit Committee Communications); and

•	received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007, as filed with the Commission.

The Committee has selected and engaged KPMG LLP as the Company’s independent auditor to audit and report to the Company’s stockholders on the Company’s financial statements for fiscal 2008.

This report is submitted by the members of the Audit Committee.

Members of the Audit Committee

Shirley Mount Hufstedler (Chair)
Ann McLaughlin Korologos
Edward H. Meyer

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during fiscal 2007, except that each of Dr. Harman, Mr. Brown and Dr. Geiger inadvertently filed one late Form 4 related to an option grant on August 10, 2006; Mr. Schinagel filed one late Form 3 related to his appointment as an executive officer, on October 1, 2006, and one late Form 4 related to a grant of options and restricted share units on October 2, 2006; and Blake Augsburger inadvertently filed one late Form 3 related to his appointment as an executive officer on November 2, 2006.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004 by July 3, 2008, and otherwise comply with all requirements of the Commission for stockholder proposals.

The Company’s Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 60 nor more than 90 days before the first anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2008 Annual Meeting of Stockholders must be received not later than September 1, 2008. However, the Company’s Bylaws also provide that if an annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, then stockholder proposals for that annual meeting must be received no later than the close of business on the 10th day following the day on which public announcement is first made of the date of the upcoming annual meeting. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Bylaws. A copy of the Bylaws is available upon request from the Company’s Secretary.

The Company’s Bylaws provide that notice of a stockholder’s intent to make a nomination for director at the 2008 Annual Meeting of Stockholders must be received by the Secretary of the Company 90 days in advance of the annual meeting. The notice must include certain information regarding the nominees as required by the Bylaws. Stockholders may also submit recommendations for director candidates to the Nominating and Governance Committee by following the procedures described on page 12 of this Proxy Statement.

OTHER MATTERS

The Board does not intend to present any other matter of business at the Meeting. However, if any other matter is properly presented at the Meeting, the shares represented by your proxy will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors,

Sidney Harman
Executive Chairman

Washington, D.C.
October 29, 2007

Appendix A

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

2007 KEY EXECUTIVE OFFICERS BONUS PLAN

1. PURPOSE. The purpose of the 2007 Key Executive Officers Bonus Plan (this “Plan”) is to attract and retain key executives for Harman International Industries, Incorporated, a Delaware corporation (the “Company”), and its Subsidiaries and to provide such persons with incentives for superior performance. Award Amounts payable under this Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the requirements of Section 409A of the Code (and any successor provision to either), and this Plan shall be construed consistently with such intention.

2. DEFINITIONS. As used in this Plan,

“Award Amount” means, for each Eligible Executive, the maximum cash award payable pursuant to Section 5 of this Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (ii) any acquisition by the Company or a Subsidiary of Voting Stock of the Company, (iii) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of subsection (c) below;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting

Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c) above.

“Committee” means the Compensation and Option Committee of the Board or any other committee appointed by the Board to administer this Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code (or any successor provision thereto).

“Eligible Executive” means the Company’s Chief Executive Officer and any other executive officer of the Company that the Committee designates as an Eligible Executive under this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Return on Shareholder Equity Goal” means the targeted return on shareholder equity goal for the year determined by the Committee pursuant to Section 5 of this Plan.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

“Voting Stock” means securities entitled to vote generally in the election of directors.

3. ADMINISTRATION OF THIS PLAN. This Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer this Plan and shall have the exclusive right to establish the Return on Shareholder Equity Goals and the Award Amount payable to each Eligible Executive upon the achievement of the Return on Shareholder Equity Goals.

4. ELIGIBILITY. Eligibility under this Plan is limited to Eligible Executives.

5. AWARDS.

(a) No later than September 28 of each fiscal year, the Committee shall meet in order to establish (i) the Return on Shareholder Equity Goal for the fiscal year and (ii) the Award Amount payable to each Eligible Executive if the Return on Shareholder Equity Goal for the fiscal year is met. “Return on shareholder equity” shall mean net income for the fiscal year determined in accordance with generally accepted accounting principles as reported in the Company’s annual report divided by the average shareholder equity for such year. “Average shareholder equity” shall mean the sum of the shareholder equity at the beginning of the year and the shareholder equity at the end of the year, with such sum divided by two. In connection with establishing the Return on

Shareholder Equity Goal for the fiscal year, the Committee shall express whether the Return on Shareholder Equity Goal for such year shall be applied before or after the application of “extraordinary items” (as determined in accordance with generally accepted accounting principles).

(b) After the end of each fiscal year, the Committee shall meet to determine and certify whether the Return on Shareholder Equity Goal for the fiscal year has been met. In the event that the goal has been met, the Committee shall establish the Award Amount for each Eligible Executive for the fiscal year, exercising discretion only to reduce the amount of the maximum cash award if in its judgment such a reduction is appropriate.

(c) Notwithstanding any other provision of this Plan to the contrary, in no event shall the Award Amount paid to an Eligible Executive under this Plan for a fiscal year exceed $3,000,000.

6. COMMITTEE CERTIFICATION. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Return on Shareholder Equity Goal has been achieved and the amount of the Award Amount to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

7. PAYMENT OF AWARD AMOUNTS. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Award Amount in compliance with Section 409A of the Code, Award Amounts shall be paid within 30 days after written certification pursuant to Section 6 of this Plan, but in no event later than the end of the calendar year in which the Company’s fiscal year has terminated.

8. CHANGE IN CONTROL. In the event of a Change in Control, each Eligible Executive shall be entitled to the Award Amount for the year (without proration or any other reduction), provided that the Eligible Executive is (a) employed by the Company at the time of the Change in Control or (b) if the Eligible Executive has been terminated or removed from his or her office or position with the Company, such action occurred (i) not more than 180 days prior to the date on which a Change in Control occurs, and (ii) following the commencement of any discussion with a third person that ultimately results in a Change in Control. Any payment under this Section 8 shall be made no later than 30 days after the effective date of the Change in Control and shall constitute payment in full of all obligations of the Company under this Plan for such year.

9. NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT. Neither the establishment of this Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to this Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Award Amount or any other benefit under this Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary of the Company.

10. WITHHOLDING. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Award Amount.

11. NONTRANSFERABILITY. Except as expressly provided by the Committee, the rights and benefits under this Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12. AMENDMENT. The Committee may amend the Plan from time to time, provided that any such amendment complies with the requirements of Sections 162(m) and 409A of the Code (or any successor provision to either).

13. EFFECTIVE DATE. Subject to approval by the stockholders of the Company, this Plan shall become effective as of July 1, 2007, and shall remain effective until the fifth anniversary of the date of such approval, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code (or any successor provision thereto), and subject to the right of the Board to terminate this Plan, on a prospective basis only, at any time. All awards under this Plan shall be null and void if this Plan is not approved by the stockholders of the Company.

14. AMENDMENT AND RESTATEMENT OF 2002 PLAN. This Plan is an amendment and restatement of the Company’s 2002 Key Executive Officers Bonus Plan.

Appendix B

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CATEGORICAL INDEPENDENCE STANDARDS FOR DIRECTORS

(AMENDED AND RESTATED AS OF AUGUST 16, 2005)

A director of the Company who satisfies each of the following criteria will be presumed to be an independent director of the Company:

•	he or she is not, nor has been within three years preceding the date of any determination, an employee of the Company, and none of his or her immediate family members is, or has been within three years preceding the date of any determination, an executive officer of the Company;

•	he or she has not received, and none of his or her immediate family members has received, during any twelve-month period within the three years preceding the date of any determination, more than $100,000 in direct compensation from the Company, excluding (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation received by a director for former service as an Interim Chairman or CEO or other executive officer of the Company and, (c) compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company;

•	he or she is not a current partner or employee, and none of his or her immediate family members is a current partner, of a firm that is the Company’s internal or external auditor;

•	he or she does not have an immediate family member who is a current employee of a firm that is the Company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	he or she was not, and none of his or her immediate family members was, within the three years preceding the date of any determination (but is no longer) a partner or employee of a firm that is the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•	he or she is not nor has been, and none of his or her immediate family members is or has been, within the three years preceding the date of any determination, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•	he or she is not a current employee, and none of his or her immediate family members is a current executive officer, of a company (other than a tax exempt organization) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the three fiscal years preceding the date of any determination, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

As used in these Standards, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

As used in these Standards, an “executive officer” means the Company’s president, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in

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charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or individual who performs policy-making functions for the Company.

In making a determination regarding a director’s independence, the Board of Directors of the Company will endeavor to ascertain all relevant facts and circumstances, and will consider all relevant facts and circumstances that become known to the Board, including the director’s banking, consulting, legal, accounting, other professional, commercial, industrial, tax exempt and familial relationships. Each member of the Company’s Board of Directors shall, in good faith, disclose to the Board all facts and circumstances he or she reasonably believes necessary or appropriate in order to permit the Board to make a determination regarding whether the director meets the criteria set forth in these Standards.

In making a determination regarding a director’s independence, any interest or relationship of a director of a type described in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission that is not required to be disclosed pursuant to Item 404 shall be presumed not to be inconsistent with the independence of such director, except to the extent otherwise expressly provided with respect to a particular interest or relationship in the rules established by the New York Stock Exchange.

B-2

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED Annual Meeting of Stockholders — December 17, 2007 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints each of Edwin C. Summers and Sandra B. Robinson, with the power to appoint his or her substitute, as proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 17, 2007 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated October 29, 2007. When properly executed, this proxy will be voted as specified on the reverse side hereof or, if not specified, will be voted FOR each of the nominees set forth in the proposal for the election of directors and FOR approval of the 2007 Key Executive Officers Bonus Plan. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. (Continued and to be signed on reverse side.) Address Change/Comments (Mark the corresponding box on the reverse side.) ? FOLD AND DETACH HERE ?

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL NO. 1 Please Mark Here for Address AND “FOR” APPROVAL OF THE 2007 KEY EXECUTIVE OFFICERS BONUS PLAN SET FORTH IN PROPOSAL NO. 2. Change or Comments SEE REVERSE SIDE FOR WITHHOLD VOTE BOTH FOR BOTH FOR AGAINST ABSTAIN NOMINEES NOMINEES 1. PROPOSAL FOR ELECTION 2. APPROVAL OF THE 2007 KEY OF DIRECTOR NOMINEES: EXECUTIVE OFFICERS BONUS PLAN 01 Ann McLaughlin Korologos 02 Dr. Harald Einsmann To withhold authority to vote for any individual Using blue or black ink, please mark, sign, date and promptly return this proxy card nominee, strike a line through that nominee’s name. in the enclosed envelope. In the case of a corporation, partnership or other legal entity, the full name of the organization should be used and the signature should be that of a duly authorized officer, partner or other person. Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. ? FOLD AND DETACH HERE ? Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet Telephone Mail http://www.proxyvoting.com/har 1-866-540-5760 Mark, sign and date Use the Internet to vote your proxy. Use any touch-tone telephone to vote your proxy card and Have your proxy card in hand when your proxy. Have your proxy card in return it in the you access the website. OR hand when you call. OR enclosed postage-paid envelope. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.